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Exhibit 99.(a)(5)(III)

LIBERTY GLOBAL
PRESS RELEASE

Liberty Global Announces Preliminary Results of Dutch Auction Self-Tender Offers for Shares of Its Series A Common Stock and Series C Common Stock

Denver, Colorado—September 11, 2006: Liberty Global, Inc. ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK) announced today the expiration of its modified dutch auction self-tender offers to purchase up to 20,000,000 shares of its Series A common stock and up to 20,534,000 shares of its Series C common stock. Both tender offers expired at 12:00 Midnight, New York City time, on September 8, 2006. Based on the preliminary tabulation by the depositary, both tender offers were oversubscribed and the purchase price for the Series A tender offer is $25.00 per share and the Series C tender offer is $24.35 per share. The purchase prices for the Series A and Series C tender offers, which are preliminary and subject to verification as described below, represent the maximum of the respective tender offer price ranges, which were $22.00-$25.00 for the Series A tender offer and $21.43-$24.35 for the Series C tender offer.

Because each tender offer was oversubscribed, the number of shares of Series A common stock and Series C common stock that Liberty Global will purchase from each stockholder that tendered Series A shares or Series C common stock, as applicable, at or below the applicable purchase price for that tender offer will be pro-rated, subject to the odd-lot and conditional tender provisions of each tender offer. After the depositary verifies the actual number of Series A shares and Series C shares, as applicable, validly tendered and not withdrawn, including Series A shares and Series C shares tendered pursuant to guaranteed delivery procedures, and the purchase price at which such Series A shares and Series C shares were tendered, Liberty Global will promptly announce the actual number of Series A shares and Series C shares tendered and not withdrawn, the proration factor applicable to each tender offer and the purchase price for Series A shares and Series C shares properly tendered and not withdrawn. Promptly after such announcement, the depositary will issue payment for the Series A shares and Series C shares validly tendered and accepted for purchase under the Series A tender offer or Series C tender offer, as applicable, and will return all other Series A shares and Series C shares tendered. It is currently expected that the final proration factor and the final purchase price, in each case, applicable for each tender offer, will be announced on or about September 14, 2006 and that payment for all Series A shares and Series C shares purchased will be made promptly thereafter.

The information agent for the tender offers is D. F. King & Co., Inc. The depositary is Computershare Shareholder Services, Inc. For questions and information please contact the information agent toll free at (800) 347-4750.

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our customers to the world of information, communications and entertainment. As of June 30, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 13 million customers in 17 countries (excluding France) principally located in Europe, Japan, Chile, and Australia. Liberty Global's operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the anticipated confirmation date of the results of the tender offers. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Christopher Noyes Investor Relations—Denver 303.220.6693 Iván Nash Vila Investor Relations—Europe +41 1 277 9738	Hanne Wolf Corporate Communications—Denver 303.220.6678 Bert Holtkamp Corporate Communications—Europe +31 20 778 9447

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LIBERTY GLOBAL PRESS RELEASE
Liberty Global Announces Preliminary Results of Dutch Auction Self-Tender Offers for Shares of Its Series A Common Stock and Series C Common Stock